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                                                                    EXHIBIT 10.2

Summary of Vans, Inc. Long-Term Executive Bonus Plan. The Vans, Inc. Long-Term Executive Bonus Plan is designed to incentivize Vans' executive officers to maximize Vans' earnings per share over an extended period of time. Under the plan, as amended, each participant has the opportunity to earn a bonus equal to a multiple of the participant's fiscal 2001 bonus if Vans achieves certain earnings per share targets for each fiscal year during the period of the Plan, as determined by the Compensation Committee, and if the participant achieves other goals and objectives set for him or her. In order to receive the bonus, the officer must be employed by Vans at either the end of the fiscal year in which the bonus becomes 100% earned or May 31, 2006, whichever is earlier. The plan, as amended, covers the period June 1, 2004, through May 31, 2006.